Exhibit 99.01

FOR IMMEDIATE RELEASE

Contacts:

Mark R. Kent	Investors: Michael Polyviou/Peter Schmidt
Transmeta Corporation	(212) 850-5748
(408) 919-3000	Media: Lauren Stein
(212) 850-5650
TRANSMETA REPORTS RECORD QUARTERLY REVENUE
AND POSITIVE EARNINGS
Achieves Positive Cash Flow from Operations of $4.8 Million
Raises Cash Guidance to $47 Million at 2005 Fiscal Year End
SANTA CLARA, CA. – August 9, 2005 – Transmeta Corporation (NASDAQ: TMTA), the leader in efficient computing technologies, today announced record financial results for the second quarter ended June 30, 2005.
Highlights for the Second Quarter 2005
•	Net revenue of $24.7 million

•	Net income improved significantly to $6.8 million, or $0.04 per share

•	Positive cash flow from operations of $4.8 million

•	Cash balance of $46.6 million at June 30, 2005

•	Deferred revenue of $15.5 million

•	Engineering services projects with Sony and Microsoft continue to progress well

•	Semiconductor industry veterans Lester M. Crudele and Robert V. Dickinson joined the Transmeta Board of Directors
Business Update
“Our performance during the second quarter clearly reflects the positive steps we have taken and the continued execution of our transformation plan,” commented Arthur L. Swift, president and CEO. “The strategic decisions we took earlier this year regarding the evolution of our business model, and the means of bringing our technology to market, are already delivering measurable positive results. Although we are still in a transitional period, the progress we are making with our partners gives us confidence in our ability to win and successfully execute additional projects for new customers and strategic partners.”
Net revenue for the second quarter of 2005 was $24.7 million, compared to $6.9 million in the first quarter of 2005, and $6.0 million in the second quarter of 2004. Revenue in the second quarter comprised $10.0 million of license revenue, $7.6 million of service revenue, and $7.1 million of product revenue. This compares with no license revenue, $0.3 million of service revenue, and $5.7 million of product revenue in the second quarter of 2004. The increased product revenue on a sequential and year-over-year basis reflects in part the effects of end-of-life (EOL) product sales. In addition, the Company reported deferred revenue of $15.5 million as of June 30, 2005, an increase of $1.0 million compared to the first quarter of 2005.
The Company reported gross margin of 99.8% for the license business, 45.6% for the service business, and 44.1% for the product business. On a consolidated basis, the Company’s gross margin was 67.1% for the second quarter of 2005, compared to 28.3% for the first quarter of 2005, and a negative 54.4% for the second quarter of 2004.
The Company’s net income for the second quarter of 2005 improved significantly to $6.8 million, or $0.04 per share, compared with a net loss of $21.1 million, or a loss of $0.11 per share, in the first quarter of 2005, and a net loss of $26.8 million, or a loss of $0.15 per share, in the second quarter of 2004.
The Company had positive cash flow from operations of $4.8 million in the second quarter of 2005, as compared to negative cash flow from operations of $13.3 million and $20.4 million in the first quarter of 2005 and the second quarter of 2004, respectively. The Company’s cash, cash equivalents and short term investments at June 30, 2005 totaled $46.6 million.
Guidance
“We continue to be encouraged by the positive financial and operational progress of our business,” commented Mark R. Kent, chief financial officer. “Having significantly surpassed our first objective of reducing our cash burn, we will now look to build upon the positive achievements of Q2 and expect to be at break even or better cash flow from operations for the second half of 2005. As a result, we are raising our cash projections and now expect that our cash position will be at least $47 million at December 31, 2005, up from our previous guidance of $35 million.”
Conference Call
Transmeta management will host a conference call at 5:00 p.m. Eastern time (ET) / 2:00 p.m. Pacific time (PT) today to discuss the operating performance for the quarter. To listen to the conference call, please dial (913) 981-5546. The conference call will also be available to the public live over the Internet at the investor relations section of Transmeta’s website at www.transmeta.com. A recording of the conference call will be available for one week, starting one hour after the completion of the call, until August 16, 2005. The phone number to access the recording is (888) 203-1112, and the passcode is 1080040. For callers outside the U.S., please dial (719) 457-0820, with the same passcode.
Moors & Cabot Semiconductor Conference
As a reminder, Transmeta will be presenting at the Moors & Cabot Semiconductor Conference on Wednesday, August 10, 2005 at 9:40 a.m. Pacific time (PT) in San Francisco. The presentation will be broadcast live over the Internet and can be accessed via the Company’s web site, located at www.transmeta.com. Please allow extra time prior to the presentation to visit the site and download the streaming media software required to listen to the Internet broadcast

About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, Transmeta first became known for designing, developing and selling its highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We also develop advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices. To learn more about Transmeta, visit www.transmeta.com.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include general economic and political conditions, specific conditions and volatility in the markets that we address, difficulties or delays in implementing our restructuring plan, the potential loss of key technical and business personnel resulting from our restructuring plan, practical challenges in modifying our business model, our ability to satisfy the continued listing requirements of the NASDAQ Stock Market, the adoption and market acceptance of our products and technologies by current and potential customers and licensees, our inability to predict or ensure that third parties will license our technologies or use our technologies to generate royalties, the rescheduling or cancellation of significant customer orders, difficulties in developing or manufacturing our products in a timely and cost effective manner, our dependence on third parties for sourcing materials and providing manufacturing services, intense competition and competitive pressures, the ability to enter strategic collaborations or raise financing on satisfactory terms, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-K/A, 10-Q and 8-K, which describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
Transmeta is a trademark of Transmeta Corporation. All other product or service names mentioned herein are the trademarks of their respective owners.

TRANSMETA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)	(1)
Assets
Current assets
Cash and cash equivalents	$18,839	$17,273
Short-term investments	27,786	36,395
Accounts receivable, net	10,232	2,290
Inventories	1,719	5,410
Prepaid and other current assets	3,058	2,218

Total current assets	61,634	63,586

Property and equipment, net	1,819	2,187
Patents and patent rights, net	19,502	22,926
Other assets	924	914

Total assets	$83,879	$89,613

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,769	$6,224
Accrued compensation and benefits	2,715	4,189
Accrued inventory—related charges	671	4,876
Deferred revenue	15,518	29
Accrued other	2,622	5,694
Advances from customers	5,310	—
Accrued restructuring costs	1,758	1,557
Short-term note payable	5,000	—
Current portion of long-term debt	181	356

Total current liabilities	35,544	22,925

Long-term accrued restructuring costs	2,929	3,688
Long-term note payable	—	5,000

Stockholders’ equity	45,406	58,000

Total liabilities and stockholders’ equity	$83,879	$89,613

(1)	Derived from the Company’s audited financial statements as of December 31, 2004.

TRANSMETA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Revenue:
Product	$7,068	$5,673	$13,474	$10,680
License	10,000	—	10,000	—
Service	7,634	327	8,082	522

Total revenue	24,702	6,000	31,556	11,202

Cost of revenue
Product	3,950	9,162	8,702	14,534
License	25	—	25	—
Service	4,152	102	4,313	344

Total cost of revenue	8,127	9,264	13,040	14,878

Gross profit (loss)	16,575	(3,264)	18,516	(3,676)

Operating expenses:
Research and development	2,991	13,719	15,213	26,436
Selling, general and administrative	4,996	7,418	12,952	14,139
Restructuring charges	46	—	1,355	—
Amortization of intangible assets	1,711	2,347	3,422	4,751
Stock compensation	(14)	230	(48)	1,580

Total operating expenses	9,730	23,714	32,894	46,906

Operating income (loss)	6,845	(26,978)	(14,378)	(50,582)
Interest income and other, net	93	243	339	489
Interest expense	(106)	(20)	(214)	(35)

Net income (loss)	$6,832	$(26,755)	$(14,253)	$(50,128)

Net income (loss) per share—basic and fully diluted	$0.04	$(0.15)	$(0.08)	$(0.29)

Weighted average shares
outstanding — basic	189,848	174,006	189,848	172,938
Weighted average shares
outstanding — fully diluted	190,081	174,006	189,848	172,938